NEWS                                                                  [TXU LOGO]
RELEASE
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1601 Bryan Street                                          FOR IMMEDIATE RELEASE
Dallas, Texas 75201-3411                                   ---------------------

                   TXU CORP. ANNOUNCES PRICING ON CASH TENDERS
                  FOR EQUITY-LINKED AND CONVERTIBLE SECURITIES

DALLAS (October 11, 2004) - TXU Corp. (NYSE: TXU) announced today the pricing for its cash tender offers for its equity-linked debt securities and convertible notes that were announced on September 15.

TXU Corp. is offering to purchase for cash (i) up to 11,433,285 of its outstanding Corporate Units, which represent 99.13% of its outstanding Corporate Units, for $52.28 per Corporate Unit, (ii) up to 8,700,000 of its outstanding Income PRIDESSM, which represent 98.86% of its outstanding Income PRIDES, for $52.39 per Income PRIDE and (iii) any and all of its outstanding Floating Rate Convertible Senior Notes due 2033 for a purchase price of $1,593.65 per $1,000 principal amount of Convertible Senior Notes, plus accrued and unpaid interest on the Convertible Senior Notes. The purchase price for each security was calculated using the applicable formula set forth in the respective Offer to Purchase. The Weighted Average Price (of TXU Corp.'s common stock), which is a component of the applicable formula for each of the tender offers, was $47.89. Subject to TXU Corp.'s right to extend each offer, the offers are scheduled to expire at midnight, New York City time, on Wednesday, October 13, 2004. Each Offer to Purchase has been filed with the Securities and Exchange Commission
(SEC) by TXU Corp., and is publicly available on the SEC's web site at www.sec.gov. None of these tender offers is conditioned on any minimum number of securities being tendered or the completion of any other tender offer. Each tender offer is, however, subject to other conditions discussed in the respective Offer to Purchase.

THIS RELEASE IS MERELY A NOTIFICATION OF PRICING ON EXISTING TENDER OFFERS AND IS NOT AN OFFER FOR THE TENDER OF SUCH SECURITIES. IF YOU ARE INTERESTED IN PARTICIPATING IN ANY OF THESE TENDER OFFERS, YOU SHOULD REVIEW ALL OF THE INFORMATION REGARDING THE TERMS AND CONDITIONS OF SUCH TENDER OFFER IN THE APPLICABLE OFFER TO PURCHASE AND RELATED DOCUMENTATION. FOR ADDITIONAL INFORMATION OR FOR COPIES OF DOCUMENTS, YOU MAY CALL D.F. KING & CO., INC., THE INFORMATION AGENT, AT (212) 269-5550 OR TOLL-FREE AT (800) 714-3312. THE CO-DEALER MANAGERS FOR THE TENDER OFFERS ARE IDENTIFIED BELOW.

               The co- dealer managers for the tender offers are:

     BANC OF AMERICA SECURITIES LLC          MERRILL LYNCH & CO.
     Toll Free: (888) 583-8900 x2200         Toll Free: (888) 654-8637

     GOLDMAN, SACHS & CO.                    UBS SECURITIES LLC
     Toll Free: (877) 686-5059               Toll Free: (888) 722-9555 x4210

TXU Corp., a Dallas-based energy company, manages a portfolio of competitive and regulated energy businesses in North America, primarily in Texas. In TXU Corp.'s unregulated business, TXU Energy Retail provides electricity and related services to more than 2.6 million competitive electricity customers in Texas, more customers than any other retail electric provider in the state. TXU Power owns and operates over 18,300 megawatts of generation in Texas, including 2,300 MW of nuclear-fired and 5,837 MW of lignite/coal-fired generation capacity. TXU Corp. is also the largest purchaser of wind-generated electricity in Texas and among the top five purchasers in North America. TXU Corp.'s regulated electric distribution and transmission business, TXU Electric Delivery Company, complements the competitive operations, using asset management skills developed over more than one hundred years, to provide reliable electricity delivery to consumers. TXU Electric Delivery operates the largest distribution and transmission system in Texas, providing power to 2.9 million electric delivery points over more than 98,000 miles of distribution and 14,000 miles of transmission lines. Visit www.txucorp.com for more information about TXU Corp.

This release contains forward-looking statements, which are subject to various risks and uncertainties. Discussion of risks and uncertainties that could cause actual results to differ materially from management's current projections, forecasts, estimates and expectations is contained in TXU Corp.'s SEC filings on Forms 10-K and 10-Q.

                                      -END-

MEDIA:             INVESTOR RELATIONS:
------             -------------------
Carol Peters       Tim Hogan           Bill Huber          Angelika Torres
214-812-5924       214-875-9275        214-875-8301        214-875-8302